Exhibit 10.11

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Second Amendment”) entered into this 24th day of May, 1999, by and between BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation, successor in interest to Alexander & Baldwin. Inc. (“Landlord”) and SYNNEX INFORMATION TECHNOLOGIES, INC., a California corporation (“Tenant”).

RECITALS

A.    Landlord’s predecessor in interest and Tenant previously entered into that certain Lease dated December 5, 1996 (which lease together with all amendments and modifications thereto, is hereinafter known as the “Lease”) whereby Landlord leased to Tenant and Tenant leased from Landlord certain space commonly known Spinnaker Two, Building 3A at 3777-3797 Spinnaker Court, Fremont, California consisting of approximately 69,230 rentable square feet, as more particularly identified in the Lease (the “Original Premises.”).

B.    The Parties hereto wish to amend the Lease to (i) reduce the Premises, (ii) extend the term of the Lease, (iii) modify the Base Rent, and (iv) to otherwise amend the terms and conditions of the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereto agree as follows:

AGREEMENT

1.    Recitals. The foregoing recitals are truth and correct and are incorporated herein by this reference.

2.    Defined Terms. All capitalized terms used in this First Amendment that are not defined herein shall have the meaning as defined in the Lease.

3.    Effective Date. The “Effective Date” shall be April 1, 2000.

4.    Decrease in Size of Premises. From and after the Effective Date, the size of the Premises shall be reduced by approximately fifteen Thousand, Eight Hundred, fifty (15,850) rentable square feet (the “Reduced Portion”) such that the remaining Premises shall be Fifty Three Thousand, Three Hundred, Eighty (53,380) rentable square feet as shown on Exhibit A-1. Section III of the Lease is hereby amended accordingly.

5.    Release. Provided that the Landlord has received possession of the Reduced Portion from the Tenant on or before the Effective Date, and further provided that Tenant fully and faithfully complies with all the provisions of this First Amendment, as of the Effective Date Landlord and Tenant shall be fully and unconditionally release and discharged from their respective obligations arising from or connected with the provisions of the Lease with respect to the Reduced Portion, except for obligations accruing on or before the Effective Date including, but not limited to m operation expenses through the Effective Date, obligations of indemnification, insurance and waiver of claims with regard to events occurring or claims accruing on or before the Effective Date. Subject to such exception, Landlord and Tenant each understand and agree that this First Amendment releases the other party from any and all claims of every kind of nature including, without limitation, both known and unknown claims and causes of action that arise out of or in connection with the Lease, and that it constitutes a mutual release with respect to the Lease.

The parties expressly and deliberately waive the provision of Section 1542 of the Civil Code of the State of California. The parties understand that said Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of execution the release, which if known by him must have materially affected his settlement with the debtor.”

6.    Decrease in Tenant’s Percentage Share of Expenses. From and after the effective date, the Tenant’s Percentage Share of Expenses shall be Fifty-Four and Nineteen One Hundredths (54.19%). Section V of the Lease is hereby amended accordingly.

7.    Extension of Term. As of the Effective Date, Section IV of the Lease is hereby amended to extend the term of the Lease such that the new Expiration Date shall be March 31, 2001.

8.    Base Monthly Rent. As of the Effective Date, Section V of the Lease is hereby amended so that the Base Monthly Rent for premises shall be as follows:

4/1/2000 – 3/31/2001:	Fifty Three Thousand, Three Hundred, Eighty Dollars and 00/100 ($53,380.00) per month

9.    Parking. As of the Effective Date, Tenant shall the use of One Hundred, Fifty-Four (154) parking spaces. Section 19.0 of the Lease is hereby amended accordingly.

10.    Brokers. Tenant represent and warrant that is has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection which this First Amendment other than Mark Triska and John Steinbuch of Colliers Parrish International, Inc (“Tenant’s broker”). Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any other real estate broker or salesman Tenant authorized or employed, or acted by implication to authorize or employ, to act for tenant in connection with this First amendment to Lease. Landlord shall pay Tenant’s broker a fee based on 2.5% if the Base Monthly Rent amount for the extended term.

11.    No Change. Except as set forth herein, all of the terms and conditions of the lease remain unchanged and in full force and effect.

IN	WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and dated first written above.

LANDLORD: BEDFORD PROPERTY INVESTORS, INC. a Maryland corporation		TENANT: SYNNEX INFORMATION TECHNOLOGIES, INC a California corporation

By:	Illegible	By:	Illegible

Its:	Illegible	By:	EVP & CFO